------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     KETTLE                           WILLIAM             J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                          1700 East Garry Avenue, #203
--------------------------------------------------------------------------------
                                    (Street)

   Santa Ana                        California           92705
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     MYRIENT, INC. (MYNT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     January 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/24/02       S                5,000      D      0.315                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/25/02       S               45,000      D      0.335    4,856,081      D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one  Reporting  Person,  see  Instruction 4(b)(v).


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                          9.         Owner-
                                                                                                          Number     ship
                                                                                                          of         Form
              2.                                                                                          Deriv-     of
              Conver-                   5.                                   7.                           ative      Deriv-  11.
              sion                      Number of                            Title and Amount             Secur-     ative   Nature
              or                        Derivative         6.                of Underlying       8.       ities      Secur-  of
              Exer-            4.       Securities         Date              Securities          Price    Bene-      ity:    In-
              cise   3.        Trans-   Acquired (A)       Exercisable and   (Instr. 3 and 4)    of       ficially   Direct  direct
              Price  Trans-    action   or Disposed        Expiration Date   ----------------    Deriv-   Owned      (D) or  Bene-
1.            of     action    Code     of(D)              (Month/Day/Year)           Amount     ative    at End     In-     ficial
Title of      Deriv- Date      (Instr.  (Instr. 3,         ----------------           or         Secur-   of         direct  Owner-
Derivative    ative  (Month/   8)       4 and 5)           Date     Expira-           Number     ity      Month      (I)     ship
Security      Secur- Day/      ------   ------------       Exer-    tion              of         (Instr.  (Instr.    (Instr. (Instr.
(Instr. 3)    ity    Year)     Code V   (A)      (D)       cisable  Date      Title   Shares     5)       4)         4)      4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:




            /s/ William J. Kettle                           February 8, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            Joint Filer Information


Name:                              Chapman Group, a trust

Address:                           1700 East Garry Avenue, #203
                                   Santa Ana, California  92705

Designated Filer:                  William J. Kettle

Issuer & Ticker Symbol:            Myrient, Inc. (MYNT)

Date of Event Requiring Statement: January 24 and 25, 2002




                                /s/ William J. Kettle
Signature:                      -----------------------------------------------
                                William J. Kettle, Trustee of the Chapman Group

                            Joint Filer Information


Name:                              Adela Maria Kettle

Address:                           1700 East Garry Avenue, #203
                                   Santa Ana, California  92705

Designated Filer:                  William J. Kettle

Issuer & Ticker Symbol:            Myrient, Inc. (MYNT)

Date of Event Requiring Statement: January 24 and 25, 2002




Signature:                   /s/ Adela Maria Kettle
                             ----------------------
                             Ade1a Maria Kettle